Exhibit 23.1


              Consent of Independent Certified Public Accountants




We consent to the reference to our firm under the caption "Experts" in Amendment One to the Registration Statement (Form S-3 No. 333-22105) and related Prospectus of Able Telcom Holding Corp. for the registration of ^ 1,600,000 shares of its common stock and to the incorporation by reference therein of our report dated January 22, 1997, except for the last paragraph of Note 5 as to which the date is January 31, 1997, with respect to the consolidated financial statements and schedule of Able Telcom Holding Corp. included in its Annual Report (Form 10-K) for the year ended October 31, 1996, filed with the Securities and Exchange Commission.


                                                /s/ Ernst & Young LLP
                                                ---------------------
                                                Ernst & Young LLP
West Palm Beach, Florida
^ April 29, 1997